Exhibit 24(b)4(c)

Contract Number: CONTRACT

AMENDATORY AGREEMENT

This contract is amended as described below. These amendments apply in lieu of any contract provisions to the contrary.

Misstatement of Age or Sex.

In the provision entitled Misstatement of Age or Sex , “age or sex” and “age and sex” are amended to read “age.”

Optional Plans of Settlement.

In the provision entitled Optional Plans of Settlement, “sex and adjusted age” is amended to read “adjusted age.”

Tables of Guaranteed Minimum Payments for Optional Plans of Settlement

The provision entitled Optional Plans of Settlement describes the basis for calculating guaranteed minimum payments for Options 3, 4 and 5. Guaranteed minimum payments are shown in the table below for Option 3. Guaranteed minimum payments at selected ages, guaranteed periods and years of settlement are shown in the tables below for Options 4 and 5. Rates not shown will be provided upon request.

OPTION 3

Guaranteed Monthly Payments for Each $1,000 of Proceeds

Years Payable	Monthly Payment	Years Payable	Monthly Payment	Years Payable	Monthly Payment	Years Payable	Monthly Payment	Years Payable	Monthly Payment
5	17.28	10	8.96	15	6.19	20	4.81	25	3.98
6	14.50	11	8.20	16	5.84	21	4.61	26	3.86
7	12.52	12	7.57	17	5.54	22	4.43	27	3.74
8	11.04	13	7.04	18	5.27	23	4.27	28	3.63
9	9.88	14	6.59	19	5.03	24	4.12	29	3.53
								30	3.44
Annual, Semiannual or Quarterly payments are 11.918, 5.981 and 2.996 respectively, times the Monthly payments.

OPTION 4

Monthly Life Income

Guaranteed Monthly Life Income for Each $1,000 of Proceeds
Adjusted Age of Annuitant on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years	Adjusted Age of Annuitant on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years	Adjusted Age of Annuitant on Date of Settlement	Payments Guaranteed for 10 years	Payments Guaranteed for 20 years
40 45 50 55	3.14 3.35 3.62 3.95	3.12 3.31 3.55 3.84	65 66 67 68 69	4.96 5.09 5.22 5.37 5.52	4.52 4.59 4.65 4.72 4.78	75 76 77 78 79	6.56 6.75 6.94 7.13 7.33	5.08 5.12 5.14 5.17 5.19
60 61 62 63 64	4.39 4.49 4.60 4.71 4.83	4.16 4.23 4.30 4.38 4.45	70 71 72 73 74	5.68 5.84 6.01 6.19 6.37	4.84 4.90 4.95 5.00 5.04	80 85 90 95	7.51 8.36 8.93 9.25	5.21 5.26 5.27 5.27

ICC16 WM-RU-FPVA-Amend-U	@RU#IC

Contract Number: CONTRACT

AMENDATORY AGREEMENT	(continued)

OPTION 5

Monthly Life Income - Two Annuitants

Guaranteed Monthly Life Income for Each $1,000 of Proceeds
Adjusted Age of Annuitant on Date of Settlement	Payments Guaranteed for 10 Years				Payments Guaranteed for 20 Years
	Adjusted Age of Joint Annuitant on Date of Settlement				Adjusted Age of Joint Annuitant on Date of Settlement
	60	65	70	75	60	65	70	75
60 65 70 75	3.81 3.99 4.14 4.25	3.99 4.25 4.49 4.68	4.14 4.49 4.84 5.15	4.25 4.68 5.15 5.63	3.78 3.94 4.05 4.12	3.94 4.16 4.33 4.44	4.05 4.33 4.57 4.73	4.12 4.44 4.73 4.93
Rates not shown will be calculated on the same basis as the above rates and will be provided upon request.

Signed for Thrivent Financial for Lutherans
President
Secretary

ICC16 WM-RU-FPVA-Amend-U